Exhibit 16.1

KPMG Ltda. Bogotá D.C. -Colombia Calle 90 No. 19C – 74	Teléfono +57 (1) 6188000 Fax: +57 (1) 2185490 Internet www.kpmg.com.co

April 29, 2013

Securities and Exchange Commission

100F Street, N.E.

Washington, D.C. 20549-7561

File Number: 001-34175

Ladies and Gentlemen:

We were previously principal accountants for Ecopetrol S.A. and, pursuant to our report included in the Annual Report on Form 20-F of Ecopetrol S.A. dated April 29, 2013, we audited the consolidated financial statements of Ecopetrol S.A. as of and for the years ended December 31, 2012 and 2011, and the effectiveness of internal control over financial reporting as of December 31, 2012. On March 21, 2013, we were notified that Ecopetrol S.A. engaged PricewaterhouseCoopers Limitada as its principal accountant for the year ending December 31, 2013 and that the auditor-client relationship with KPMG will cease upon completion of the audit and filing of the Annual Report on Form 20-F including Ecopetrol S.A.’s consolidated financial statements as of and for the years ended December 31, 2012 and 2011, and the effectiveness of internal control over financial reporting as of December 31, 2012, and the issuance of our reports thereon. We have read Item 16F of Form 20-F of Ecopetrol S.A. and are agreement with the statements contained in paragraphs one, two and three made concerning our firm.

Very truly yours,

/s/ KPMG Ltda